UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 8

                       AMENDMENT TO APPLICATION OR REPORT
                    FILED PURSUANT TO SECTION 12, 12 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


                          JACK HENRY & ASSOCIATES, INC.
               (Exact name of registrant as specified in charter)

                               AMENDMENT NO.   1

     The undersigned registrant hereby amends the following items, financial statements, exhibits or other portions of its CURRENT REPORT Dated July 17, 1995 on Form 8-K, as set forth in the pages attached hereto:
     Item 7.        Financial Statements and Exhibits
          (b)       Pro forma financial information.
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized.


                                                JACK HENRY & ASSOCIATES, INC.
                                                    (Registrant)



September 15, 1995                      By:/s/ Michael E. Henry
          (Date)                            Michael E. Henry
                                            Chairman of the Board and
                                            Chief Executive Officer



September 15, 1995                      By:/s/ Terry W. Thompson
           (Date)                           Terry W. Thompson
                                            Vice President and Chief Financial
                                            Officer


                          Jack Henry & Associates, Inc.

                 Purchase of all of the outstanding common stock
                                       of
                             Liberty Software, Inc.




On June 30, 1995, the Company purchased all the outstanding shares of Liberty Software, Inc. common stock for a total purchase consideration of $12,000,000 cash. The total outlay will be made over a period of approximately 10 months. Approximately $5.4 million remains to be paid at June 30, 1995.

A Pro Forma statement of operations is presented for the year ended June 30, 1995, showing the combined operations as though the transaction had been completed at July 1, 1994. Since the acquisition was made on June 30, 1995 the consolidated balance sheet includes the assets of the acquired business.

The Pro Forma results are not necessarily indicative of what would have occurred had the acquisition been on that date, nor are they necessarily indicative of future operations. Pro Forma data reflect the adjusted amortized excess purchase price over net assets acquired. No adjustment was made to reflect the combined impact of operations on income tax expense of the separate companies.








Item 7(b)


                          JACK HENRY & ASSOCIATES, INC.
              UNAUDITED CONDENSED PROFORMA STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED JUNE 30, 1995
                                 (IN THOUSANDS)


                                         HISTORICAL                    PRO FORMA
                                                  JACK HENRY            LIBERTY            ADJUSTMENTS           COMBINED

 Revenues                                         46,124                21,331                0                  67,455
 Cost of Sales                                    22,946                20,165              856 (1)              43,967

 Gross Profit                                     23,178                 1,166             (856)                 23,488

 Operating Expenses                               11,375                     0                0                  11,375
 Operating income                                 11,803                 1,166             (856)                 12,113

 Other income                                        839                     0                0                     839
 Income (loss) before taxes                       12,642                 1,166             (856)                 12,952

 Provision for taxes                               4,664                   431             (316) (2)              4,779

 Net income (loss)                                 7,978                   735             (540)                  8,173
 Net income per share                               0.66                  0.06             (0.04)                  0.68

 Weighted average shares outstanding
                                                  12,049                12,049             12,049                12,049




NOTE: These financial statements should be read in conjunction with the Company's Annual Report on Form 10-K for the Year Ended June 30, 1995.




                             PROFORMA CONSOLIDATING
                                AT JUNE 30, 1995
                                 (IN THOUSANDS)


                                   Debit                    Credit


1)   Cost of sales expenses             856
     Other assets                                      856
       To record the goodwill and customer contract amortization for one year from the assumed purchase date of July 1, 1994.

2)   Accrued income taxes payable       316
     Provision for taxes                               316
       To record estimated income tax benefit as a result of the amortization of goodwill and customer contracts.